Contact: Press Investors

Jim Sheehan Monica Gould SeaChange The Blueshirt Group

1-978-897-0100 x3064 1-212-871-3927

jim.sheehan@schange.com monica@blueshirtgroup.com

SEACHANGE APPOINTS ANTHONY DIAS

AS CHIEF FINANCIAL OFFICER

ACTON, Mass. (Sept. 5, 2013) - SeaChange International (Nasdaq: SEAC), a leading global multi-screen video software innovator, announced today the appointment of Anthony Dias to the permanent role of Chief Financial Officer, Senior Vice President and Treasurer, effective September 4, 2013. Mr. Dias has served as the Company's interim CFO since May 2013.

"Tony's fiscal stewardship has been essential to SeaChange throughout its ongoing transformation into a software-focused company and, going forward, will be vital for continuous improvement in our operational performance," said Raghu Rau, Chief Executive Officer, SeaChange. "As a result of his proven capacity to affect positive change, Tony has earned the trust and confidence of our global organization. I am very pleased that SeaChange will benefit from his software business expertise as we continue to bring our new generation products to market."

Tom Olson, Chairman, SeaChange Board of Directors, commented, "Our customers have entrusted SeaChange to deliver the foundational software for their multi-screen television goals. Our board and management selected Tony for his extensive software business experience combined with a strong business acumen that will continue to ensure SeaChange's ability to deliver superior financial performance. I congratulate him on this appointment."

Mr. Dias is a Certified Public Accountant. He joined SeaChange in 2007 as Vice President of Finance and Corporate Controller. He became Chief Accounting Officer in 2012. Prior to joining SeaChange, he served as Corporate Controller at LeMaitre Vascular, Inc. and also held various senior finance positions with Candela Corporation, Globalware, Inc. and Aldiscon, Inc.

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About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company's superior video platform, advertising and in-home offerings.

SeaChange's hundreds of customers are many of the world's most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

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